Exhibit 99.1

MESA ACQUISITIONS GROUP

Mr. Jerry Pane
CEO/Chairman
U.S. Precious Metals, Inc.
176 Route 9 North
Suite 306
Marlboro, NJ 07728

RE:	Phase Development Update November 5, 2014

Dear Mr. Pane:

As you know, on May 22, 2013, US Precious Metals, Inc. (USPR) formed a joint venture agreement with Mesa Acquisitions Group (MAG). At that time, the agreement between our respective parties was for us to commit $50,000,000 to start a small-scale mining operation based on certain criteria (i.e. Phase One – Satellite Imaging, to coincide with previous drilling campaigns and Phase Two/Three – build out of mining operation). On October 7, 2014, we received the satellite, chemical, and groundwork results and requested a meeting with the company. Collectively, we have relied on third parties to review the results and provide us their opinion using various assumptions. These results indicate tremendous value potential for mine development.

Thus, we have agreed that your company will most likely become an acquisition target. Therefore, it seems prudent to change the strategy of our focus. It is the MAG group’s position to focus our efforts on a massive drilling campaign effective immediately, in which MAG stands ready to commit the aforementioned funds. This will provide the traditional accepted proof of reserves required of a public mining company to enable a prospective purchaser to justify a non-discounted purchase price based on the Company’s high quality reserves.

We are prepared to discuss our new strategy with your new head of Mergers and Acquisitions, Scott Hartman. I very much look forward to working with him, as his reputation precedes him. Moreover, you have apprised me the company will be taking satellite images of the entire property for Gold (Au), Silver (Ag), and Copper (Cu). Additionally, we are in agreement that an extended satellite campaign spanning the remaining 35,000 acres of the property is in order and we anticipate having this conversation with Mr. Hartman in the very near future.\

Should you desire any further update or have any other questions, please do not hesitate to contact me.

Sincerely,

/s/ George Mesa
George Mesa President/CEO
Mesa Acquisitions Group
Tel: (305) 909-6808
Dir: (305) 420-8222
Fax: (305) 513-5131

Ph: 305.420.8222 – Fax: 305.909.7833 – Seybold Building, 36 NE 1st Street, Suite 927 Miami, FL 33133